As filed with the Securities and Exchange Commission
                              on November 12, 1997

                                     Registration Nos. 333-      and 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
                          JOINT REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


        MEDITRUST CORPORATION                    MEDITRUST OPERATING COMPANY
  (Exact name of registrant as                 (Exact name of registrant as
specified in governing instruments)          specified in governing instruments)

               Delaware                                   Delaware
    (State or other jurisdiction of           (State or other jurisdiction of
    incorporation or organization)             incorporation or organization)

              95-3520818                                 95-3419438
 (I.R.S. Employer Identification No.)       (I.R.S. Employer Identification No.)

      197 First Avenue, Suite 300               197 First Avenue, Suite 100
 Needham Heights, Massachusetts 02194       Needham Heights, Massachusetts 02194
            (781) 433-6000                            (781) 453-8062
  (Address, including zip code, and          (Address, including zip code, and
     telephone number, including                 telephone number, including
     area code, of registrant's                   area code, of registrant's
    principal executive offices)                  principal executive offices)

        -------------------                          -------------------

         DAVID F. BENSON                              ABRAHAM D. GOSMAN
            President                       Chairman and Chief Executive Officer
       MEDITRUST CORPORATION                     MEDITRUST OPERATING COMPANY
    197 First Avenue, Suite 300                  197 First Avenue, Suite 100
 Needham Heights, Massachusetts 02194       Needham Heights, Massachusetts 02194
            (781) 433-6000                            (781) 453-8062
 (Name, address, including zip code,        (Name, address, including zip code,
   and telephone number, including            and telephone number, including
  area code, of agent for service)            area code, of agent for service)



                          Copies of communications to:
                           MICHAEL J. BOHNEN, ESQUIRE
                          NUTTER, McCLENNEN & FISH, LLP
                             One International Place
                              Boston, MA 02110-2699
                                 (617) 439-2000


Approximate date of commencement of proposed sale to public: From time to time after the Joint Registration Statement becomes effective.

                                 --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                        CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                                            Proposed          Proposed
                                                             maximum           maximum         Amount of
      Title of each class of securities      Amount to    offering price      aggregate      registration
              to be registered             be registered     per unit     offering price (1)    fee(2)
----------------------------------------------------------------------------------------------------------
Meditrust Corporation Common Stock
(par value $.10) and Debt Securities                                       $2,000,000,000      $606,060
and Warrants for Common Stock and Debt
Securities Issuable in Series (3)(4).......       (5)          (5)
             paired with
Meditrust Operating Company Common Stock
(par value $.10)...........................
                 and
Meditrust Operating Company Common Stock
(par value $.10) and Debt Securities and
Warrants for Common Stock and Debt
Securities Issuable in Series (3)(4).......
             paired with
Meditrust Corporation Common Stock (par
value $.10)................................
===========================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $2,000,000,000, or if any Debt Securities are issued with an original issue discount, such greater amount as shall result in an aggregate offering price of $2,000,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) Determined pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3) There is also being registered an indeterminate number of Shares of Common Stock as may be issued upon conversion of the Debt Securities or exercise of the Securities Warrants registered hereby.

(4) There is also being registered hereunder an indeterminate number of Debt Securities Warrants and Share Warrants representing rights to purchase Debt Securities and Shares of Common Stock respectively, registered pursuant to this Registration Statement.

(5) Not applicable pursuant to General Instructions II.D of Form S-3 under the Securities Act of 1933, as amended.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER __, 1997

PROSPECTUS

                        [LOGO OF THE MEDITRUST COMPANIES]

                         Shares of Paired Common Stock,
                   Debt Securities and/or Securities Warrants

                                 --------------

     The Meditrust Companies (the "Companies") are comprised of two companies, Meditrust Corporation (the "REIT" or the "Corporation") and Meditrust Operating Company (the "Operating Company"), each incorporated under the laws of Delaware. The REIT is a real estate investment trust under the Internal Revenue Code of 1986, as amended. The shares of common stock of the Companies, comprised of common stock of the REIT ("REIT Common Stock") and common stock of the Operating Company ("Operating Common Stock"), are paired and traded as units consisting of one share of each company, and are herein referred to as "Paired Common Stock." The Companies may offer from time to time, in one or more series, debt securities (the "Debt Securities"), warrants to purchase Debt Securities (the "Debt Securities Warrants"), shares of Paired Common Stock, $.10 par value (the "Shares"), and warrants to purchase Shares (the "Share Warrants"). The Debt Securities Warrants and the Share Warrants are collectively referred to herein as the "Securities Warrants." The Debt Securities, Shares and Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of $2,000,000,000 and will be offered in amounts, at prices and on terms to be determined at the time of offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions and any other specific term of the Debt Securities will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). In the case of Shares, the specific number of Shares and issuance price per Share will be set forth in an accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Companies; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Companies involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See

"Plan of Distribution." The net proceeds to the Companies from such sale also will be set forth in the Prospectus Supplement.

     The Companies' shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "MT". On November 10, 1997, the closing sale price of the shares on the New York Stock Exchange was $38.00.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

                The date of this Prospectus is November __, 1997.

                              AVAILABLE INFORMATION

         The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov). Reports, proxy materials and other information concerning the Companies can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

         The Companies have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

         Statements made in this Prospectus and any accompanying Prospectus Supplement as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

The REIT and the Operating Company
----------------------------------

     1. Joint Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

     2. Joint Current Report on Form 8-K, event date November 5, 1997; and

Meditrust
---------

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     3. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     4. Current Reports on Form 8-K, event date January 31, 1997, event date April 13, 1997 and event date July 30, 1997.

Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company
----------------------------------------------------------------------

     1. Joint Annual Report on Form 10-K, as amended by amendments on Form 10-K/A, for the fiscal year ended December 31, 1996;

     2. Joint Quarterly Report on Form 10-Q for the quarter ended March 31,
1997;

     3. Joint Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     4. Joint Current Reports on Form 8-K, event date January 7, 1997, event date April 13, 1997, and event date October 2, 1997.

     5. The description of the REIT Common Stock and Operating Common Stock which are contained or incorporated by reference in the Joint Registration Statement on Form S-4 of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (Nos. 333-34831, 333-34831-01), including any amendments thereto.

     All other documents filed by the Companies with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Companies will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy (without exhibits) of any or all documents incorporated by reference into this Prospectus. Requests for such copies should be directed, with respect to the REIT, to Michael S. Benjamin, Esq., Senior Vice President, Secretary and General Counsel, Meditrust Corporation, 197 First Avenue, Suite 300, Needham Heights, Massachusetts 02194, telephone (781) 433- 6000; and with respect to the Operating Company, to Michael J. Bohnen, Secretary, Meditrust Operating Company, 197 First Avenue, Suite 100, Needham Heights, Massachusetts 02194, telephone
(781) 453-8062.



                               ------------------

                             THE MEDITRUST COMPANIES

Recent Developments

         On November 5, 1997, the REIT (formerly known as Santa Anita Realty Enterprises, Inc., "Realty") merged with Meditrust, a Massachusetts business trust, with the REIT as the surviving corporation, and the Operating Company (formerly known as Santa Anita Operating Company ("Operating"), merged with Meditrust Acquisition Company, a Massachusetts business trust ("MAC"), with the Operating Company as the surviving corporation (collectively, the "Mergers"). Upon completion of the Mergers, the REIT changed its corporate name to "Meditrust Corporation," the Operating Company changed its corporate name to "Meditrust Operating Company", and the Companies have continued the operations of Realty, Operating, Meditrust and MAC.

The REIT

         The REIT is a self-administered real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), which invests primarily in the health care industry in locations throughout the United States and through investments in other entities with similar facilities outside of the United States. The REIT invests in high quality facilities that are managed by experienced operators and achieves diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment. The REIT's investments take the form of permanent mortgage loans, sale/leaseback transactions and development projects. Generally, the REIT enters into development projects where, upon completion of the facility, the REIT's development funding is to be replaced by either a permanent mortgage loan or a sale/leaseback transaction with the REIT.

         The REIT's net increase in gross real estate investments totaled $431,158,000 during 1996 as a result of the REIT's entering into sale/leaseback transactions and making permanent mortgage loans and providing development financing. Total gross investments were $2,286,160,000 at December 31, 1996 and $2,671,419,000 at September 30, 1997.

         As of September 30, 1997, the REIT had investments in 491 facilities, consisting of 281 long-term care facilities, 26 rehabilitation hospitals, 151 retirement and assisted living facilities, 6 psychiatric, alcohol and substance abuse facilities, 26 medical office buildings and 1 acute care hospital. The properties are located in 41 different states and are operated by 38 health care companies. Of the 38 different operators, 16 are publicly-traded companies (i.e., Sun Healthcare Group, Inc., Emeritus Corporation, Horizon/CMS Healthcare Corporation, Harborside Healthcare Corporation, OrNda Health Corp., Columbia/HCA Healthcare Corporation, Integrated Health Services, Inc., Alternative Living Services, Inc., HealthSouth Rehabilitation Corporation, The Multicare Companies, Inc., Assisted Living Concepts, Inc., Mariner Health Group, Inc., Sterling

House Corporation, Karrington HealthCare Inc., Genesis Healthcare Ventures, Inc., and Youth Services International, Inc.), and constitute approximately 50% of the REIT's real estate investments.

         The REIT's real estate investments are either owned by the REIT or secured by a mortgage lien. As of September 30, 1997 permanent mortgage loans constituted 45%, sale/leaseback transactions constituted 45.6%, and development financing constituted 9.4% of the REIT's portfolio as measured by gross real estate investments. The leases and mortgages provide for rental or interest rates which generally range from 9% to 13% per annum of the acquisition price or mortgage amount. The leases and mortgages generally provide for an initial term of 10 years, with the leases having one or more five-year renewal options. The leases and mortgages also provide for additional rent and interest which are generally based upon a percentage of increased revenues over specific base period revenues of the related properties. For the year ended December 31, 1996, the aggregate amount of additional rent and interest was approximately $11,409,000 million compared to $9,106,000 million for the year ended December 31, 1995.

         In addition, the REIT usually obtains guarantees from the parent corporation, if any, of the operator or affiliates or individual principals of the operator. Most obligations are backed by letters of credit, security deposits or pledges of certificates of deposit which cover from three to twelve months of lease or mortgage payments. In addition, permanent mortgage and development mortgage loans generally are cross-collateralized with any other mortgage and development loans, leases or other agreements between the REIT and the same operator or any affiliated operators. Leases and mortgage loans generally are cross-defaulted with any other leases or mortgages between the REIT and the same operator or any affiliated operators. With respect to development mortgage loans, the REIT generally requires guaranteed maximum price construction contracts, performance completion bonds or guarantees and cost overrun guarantees. The REIT enters into a development mortgage loan when the REIT will also be the permanent owner or mortgage lender. In making its investment decisions, the REIT reviews, among other criteria, the operational viability of the facility, the experience and competency of the operator and the financial strength of the guarantor.

         The REIT also owns an approximately 400 acre parcel of land in Arcadia, California on which Santa Anita Park, a thoroughbred horse racing facility (the "Race track") is located, a 50% interest in the operations of the Santa Anita Fashion Park Mall, a 1.1 million square foot regional shopping mall and Santa Anita Medical Plaza, a six story, 85,000 square foot medical office building. Additionally, the REIT owns one neighborhood shopping center, and a 24-acre undeveloped land parcel in Southern California. The REIT no longer intends to hold the neighborhood shopping center and land parcel and is seeking buyers for these properties.

         The REIT was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with Federal tax laws and regulations. So long as the REIT so complies, with limited exceptions, the REIT will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. The REIT has distributed, and intends to continue to distribute, substantially all of its real estate investment trust taxable income to shareholders.

         In order to meet its ongoing capital requirements for additional investments, the REIT may raise additional equity capital through the sale of Shares, Debt Securities, Share Warrants or Debt Securities Warrants or through a securitization transaction.

         The REIT's principal executive offices are located at 197 First Avenue, Suite 300, Needham Heights, Massachusetts 02194, and its telephone number is
(781) 433-6000.

The Operating Company

         The Operating Company is engaged in thoroughbred horse racing. The thoroughbred horse racing operation is conducted by Los Angeles Turf Club, Incorporated ("LATC"), which leases the Race track from Realty. The Race track is one of the premier thoroughbred horse racing venues in North America. The Operating Company has conducted a winter live thoroughbred horse racing meet at the Race track each year since 1934 (except for three years during World War
II). In addition, the Race track has been the site of a fall meet conducted by Oak Tree Racing Association, which has leased the Race track from LATC since 1969. The Race track was the location of the 1986 and 1993 Breeders' Cup Championships. The race meets held at the Race track in 1997 will offer 52 graded stakes races, the highest number offered by any racetrack in North America.

         The Race track's live races are simulcast to 16 satellite wagering sites in Southern California, 15 sites in Northern California and 986 sites in 38 other states and 10 foreign countries. Approximately 77% of wagering at the Race track's 1996 winter meet was through off-site wagering. The Operating Company believes that it is well positioned to benefit from the continued industry trend toward satellite wagering, which has been driven by technological developments, legislative changes and customers' desire for convenience. As described below, shares of Operating Common Stock are paired and trade together with shares of REIT Common Stock as a single unit on the NYSE.

         The Operating Company's principal executive offices are located at 197 First Avenue, Suite 100, Needham Heights, Massachusetts 02194, and its telephone number is (781) 453-8062.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                Meditrust and MAC

                       Year Ended December 31,                  Nine-month
                       -----------------------                Period Ended
         1992        1993        1994       1995      1996   September 30,1997
         ----        ----        ----       ----      ----   -----------------

Ratio    1.88        2.02        2.19       2.35      3.46        3.02


         For the purpose of calculating the ratio of earnings to fixed charges for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and for the nine-month period ended September 30, 1997, net income has been added to interest expense and that sum has been divided by such interest expense.


                                 USE OF PROCEEDS

         Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used for general business purposes, including the repayment of bank lines of credit, if any, outstanding, and investments in health care and other facilities.


                          DESCRIPTION OF CAPITAL STOCK

         The Certificate of Incorporation of the REIT, as amended (the "REIT Charter"), authorizes the REIT to issue up to 306,000,000 shares of capital stock, consisting of (i) 270,000,000 shares of REIT Common Stock, (ii) 6,000,000 shares of REIT Preferred Stock and (iii) 30,000,000 shares of Series Common Stock (collectively, the "REIT Capital Stock"). The REIT Charter grants the REIT Board of Directors the power without further shareholder authorization to create and authorize from time to time the issuance of REIT Preferred Stock and REIT Series Common Stock in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences as are not prohibited by the REIT Charter or applicable law and as are specified by the REIT Board of Directors in its discretion. As of November 11, 1997, except for Junior Participating Preferred Stock, see "Description of Paired Common Stock--Rights Agreement" below, the REIT Board of Directors had not created or authorized any class or series of REIT Preferred Stock or REIT Series Common Stock. Such REIT Preferred Stock and REIT Series Common Stock may be subject to the Pairing Agreement described below.

         The Certificate of Incorporation of the Operating Company, as amended (the "Operating Company Charter") currently authorizes the Operating Company to issue up to 306,000,000 shares of capital stock, consisting of (i) 270,000,000 shares of Operating Common Stock, (ii) 6,000,000 shares of Operating Preferred Stock and (iii) 30,000,000 shares of Operating Series Common Stock. The Operating Company Charter grants the Operating Company Board of Directors the power without further shareholder authorization to create and authorize from time to time the issuance of Operating Preferred Stock and Operating Series Common Stock in one or more series, and to determine the provisions applicable to each series, including the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences as are not prohibited by the Operating Company Charter or applicable law and as are specified by the Operating Company Board of Directors in its discretion. As of November 11, 1997, except for Junior Participating Preferred Stock, see "Description of Paired Common Stock--Rights Agreement" below, the Operating Company Board of Directors had not created or authorized any class or series of Operating Preferred Stock or Operating Series Common Stock. Such Operating Preferred Stock and Operating Series Common Stock may be subject to the Pairing Agreement described below.


                       DESCRIPTION OF PAIRED COMMON STOCK

General
-------

         The Paired Common Stock is currently listed on the NYSE under the symbol "MT". As of the close of business on November 5, 1997, there were 87,949,552 shares of REIT Common Stock outstanding and 86,644,145 shares of Operating Common Stock outstanding.

Terms
-----

         Subject to provisions of law and the preferences of any series of preferred stock or series common stock outstanding, holders of Paired Common Stock are entitled to receive dividends at such times and in such amounts as may be declared from time to time by the respective Board of Directors out of funds legally available therefor. To maintain eligibility as a REIT, the Corporation must in general distribute at least 95% of its "real estate investment trust taxable income" before deduction of dividends paid (less any net long-term capital gain and subject to certain other adjustments) to its shareholders.

         Holders of Paired Common Stock are entitled to one vote for each share held on every matter submitted to a vote of shareholders. Except as otherwise provided by law or by the

REIT Charter or Operating Company Charter or by resolutions of the Board of Directors providing for the issue of any series of preferred stock or series common stock, the holders of the Paired Common Stock of each company have sole voting power.

The Pairing
-----------

         Pursuant to a pairing agreement by and between the REIT and the Operating Company, dated as of December 20, 1979, as amended (the "Pairing Agreement"), the shares of REIT Common Stock and shares of Operating Common Stock are transferable and tradeable only in combination as units, each unit consisting of one share of REIT Common Stock and one share of Operating Common Stock. These restrictions on the transfer of shares of REIT Common Stock and Operating Common Stock are imposed by the Companies' By-Laws. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of Operating Common Stock are printed on the reverse side of certificates evidencing shares of REIT Common Stock. The certificates bear a legend referring to the restrictions on transfer imposed by the Companies' By-Laws. To permit proper allocation of the consideration received in connection with the sale of Paired Common Stock, the Pairing Agreement provides that the REIT and the Operating Company shall, as decided from time to time but not less than once a year, jointly make arrangements to determine the relative value of the stock of each company.

Restrictions on Transfers
-------------------------

         Under the Code, the REIT may not own, directly or indirectly, after application of the attribution rules of the Code, 10% or more of the outstanding shares of Operating Common Stock, if the REIT is to qualify as a real estate investment trust. Moreover, REIT Common Stock must be held by 100 or more shareholders and 50% or more of the REIT Common Stock may not be held by or for five or fewer individuals. The Companies' By-Laws provide that if a shareholder obtained or obtains any ownership interest which is not in conformity with the requirements of the Code pertaining to a real estate investment trust the Board of Directors of the REIT or the Operating Company may call for the purchase from such shareholder of such number of shares sufficient to reduce his holdings to conform to the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed, or if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the Board of Directors for such purchase. In addition, any transfer of shares which would cause a shareholder to own, as determined under the provisions of the Code, such an amount of the outstanding voting power or total number of outstanding shares as would cause the REIT not to be in conformance with the requirements of the Code shall be void ab initio; or, if such provision is determined to be invalid, the transferee of such shares shall be deemed to have acted as agent on behalf of the REIT or the Operating Company, as applicable, in acquiring such shares and to hold such shares on behalf of the REIT or Operating Company as applicable.

Rights Agreement
----------------

         The REIT has distributed to each holder of REIT Common Stock, and has authorized, with respect to each additional share of REIT Common Stock that shall become outstanding between the date of such distribution and the earliest of the Distribution Date, the Expiration Date (as such terms are hereinafter defined) or the date, if any, on which Rights may be redeemed, the distribution of one Right for each share of REIT Common Stock. Each Right entitles the registered holder to purchase from the REIT, initially, one one-hundredth of a share of Junior Participating Preferred Stock ("Junior Preferred Stock") at a price of $100 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement among the REIT, Operating Company and Boston EquiServe, as Rights Agent, dated as of June 15, 1989 (the "Rights Agreement").

         Junior Preferred Stock purchasable upon exercise of the Rights will be entitled to dividends of 100 times the dividends per share declared on REIT Common Stock and, in the event of liquidation, will be entitled to a minimum preferential liquidating distribution of $100 per share and an aggregate liquidating distribution per share of 100 times the distribution made with respect to each share of REIT Common Stock. Each share of the Junior Preferred Stock is entitled to 100 votes on all matters submitted to a vote of shareholders. The Junior Preferred Stock will vote together with REIT Common Stock and in the event of any merger, consolidation or other transaction in which REIT Common Stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of REIT Common Stock.

         Because of the voting, dividend and liquidation rights of the Junior Preferred Stock, the value when issued of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of REIT Common Stock.

         Until the earlier to occur of (i) 10 business days following a public announcement that an Acquiring Person has acquired beneficial ownership of 10% or more of the REIT's general voting power other than pursuant to a Qualified Offer (as defined below), the date of such public announcement being called the "Stock Acquisition Date," or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the REIT's general voting power (the date of such earlier occurrence being called the "Distribution Date"), the Rights will be evidenced by the certificates representing REIT Common Stock and will be transferred with and only with REIT Common Stock. The surrender for transfer of any certificate for REIT Common Stock will also constitute the transfer of the Rights associated with the REIT Common Stock represented by such certificate. As soon as practicable, following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of REIT Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on August 31, 1999 (the "Expiration Date"), unless the Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the REIT, as described below.

         The Purchase Price payable, the number of shares or other securities or property issuable upon exercise of the Rights, and the number of outstanding Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Junior Preferred Stock, (ii) upon the grant to holders of REIT Common Stock or Junior Preferred Stock of certain rights or warrants to subscribe for REIT Common Stock or Junior Preferred Stock at a price, or securities convertible into REIT Common Stock or Junior Preferred Stock with a conversion price, less than the then current per share market price, or (iii) upon the distribution to holders of REIT Common Stock or Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in REIT Common Stock) or of subscription rights or warrants (other than those referred to above).

         A Qualified Offer is a tender offer or exchange offer for all outstanding REIT Common Stock which is determined by a majority of the independent directors to be adequate and otherwise in the best interests of the REIT and its shareholders.

         If any person becomes an Acquiring Person other than by a purchase pursuant to a Qualified Offer, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will not be entitled to the benefit of such adjustment), will thereafter have the right to receive upon exercise that number of shares of REIT Common Stock or REIT Common Stock equivalents having a market value of two times the exercise price of the Right. Such an adjustment will also be made in the event that (i) an Acquiring Person merges with or otherwise consolidates or combines with the REIT in a transaction in which the REIT is the surviving corporation, (ii) an Acquiring Person engages in one or more self-dealing transactions specified in the Rights Agreement, or
(iii) during such time as there is an Acquiring Person, an event specified in the Rights Agreement occurs which results in the Acquiring Person's ownership interest in the REIT being increased by more than 1%.

         In the event that, at any time after an Acquiring Person has become such, the REIT is acquired in a merger or other business combination transaction (other than a merger which follows a Qualified Offer at the same or a higher price) or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after an Acquiring Person has become such, the Board of Directors of the REIT may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of REIT Common Stock per Right (subject to adjustment).

         The Rights Agreement provides that, during such time as the Pairing Agreement shall remain in effect, Operating Company will issue, on a share for share basis, Operating Common Stock or, as the case may be, Operating Junior Preferred Stock to each person receiving REIT Common Stock or Junior Preferred Stock upon exercise of or in exchange for one or more Rights.

         With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of REIT Common Stock or Junior Preferred Stock, as the case may be, on the last trading day prior to the date of exercise.

         Up to and including the tenth business day after a Stock Acquisition Date, the REIT Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Rights Redemption Price"). The redemption of the Rights may be made effective at such time on such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price

         The terms of the Rights may be amended by the REIT Board of Directors without the consent of the holders of the Rights at any time prior to the Distribution Date. Thereafter the Rights may be amended to make changes which do not adversely affect the interests of the holders of the Rights, or which shorten or lengthen time periods, subject to certain limitations set forth in the Rights Agreement.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a REIT shareholder, including, without limitation, the right to vote or to receive dividends.

Transfer Agent
--------------

         The transfer agent and registrar for the Paired Common Stock is State Street Bank and Trust Company, Boston, Massachusetts, acting through its servicing agent, Boston EquiServe.

                        FEDERAL INCOME TAX CONSIDERATIONS


         The following is a brief and general summary of the material federal income tax considerations of an investment in the Corporation's and the Operating Company's Securities to the extent those considerations relate to the federal income taxation of the Corporation, the Operating Company and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Holders of Paired Shares--Taxation of Taxable U.S. Stockholders"). To the extent such considerations relate to the specific tax treatment of Securities other than the Paired Common Stock (also referred to herein as "Paired Shares"), they will be addressed in the applicable Prospectus Supplement. For the particular provisions that govern the federal income tax treatment of the Corporation and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

         The statements in this discussion are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transaction entered into or contemplated prior to the effective date of such changes.

         EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANIES' SECURITIES.

REIT Qualification of the Corporation

         General

         Prior to the consummation of the Mergers, Realty and Meditrust operated in a manner intended to allow each of them to qualify as a REIT. The Corporation intends to operate following the Mergers in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation failed to qualify as a REIT in any taxable year, the Corporation would be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders would be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Moreover, the liabilities of the Corporation following the Mergers will include any unpaid taxes of Meditrust, including taxes resulting if Meditrust failed to qualify as REIT for periods prior to the Mergers, which also could reduce or eliminate cash available for distribution to the Corporation's stockholders following the Mergers. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost.

         In the opinion of management, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Accordingly, no assurance can be given that the actual results of the Corporation's operations for any particular taxable year have satisfied or will satisfy such requirements.

         To qualify for tax treatment as a REIT under the Code, the Corporation must meet the following requirements, among others:

         (1) At least 95% of the Corporation's gross income each taxable year must be derived from:

                  (a) rents from real property;

                  (b) gain from the sale or disposition of real property that is not held primarily for sale to customers in the ordinary course of business;

                  (c) interest on obligations secured by mortgages on real property (with certain minor exceptions);

                  (d) dividends or other distributions from, or gains from the sale of, shares of qualified REITs that are not held primarily for sale to customers in the ordinary course of business;

                  (e) abatements and refunds of real property taxes;

                  (f) income and gain derived from foreclosure property;

                  (g) most types of commitment fees related to either real property or mortgage loans;

                  (h) gains from sales or dispositions of real estate assets that are not "prohibited transactions" under the Code;

                  (i) dividends;

                  (j) interest on obligations other than those secured by mortgages on properties; and

                  (k) gains from sales or dispositions of securities not held primarily for sale to customers in the ordinary course of business.

                  In addition, at least 75% of the Corporation's gross income each taxable year must be derived from items (a) through (h) above and from income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Corporation received during a one-year period beginning on the day such proceeds were received ("qualified temporary investment income").

                  For purposes of these requirements, the term "rents from real property" is defined in the Code to include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated. The term "rents from real property" also includes rent attributable to incidental personal property that is leased under, or in connection with, a lease of real property, provided that the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under such lease. The term "rents from real property" is also defined to exclude: (i) any amount received or accrued with respect to real property, if the determination of such amount depends in whole or in part on the income or profits derived by any person from the property (except that any amount so received or accrued shall not be excluded from "rents from real property" solely by reason of being determined on the basis of a fixed percentage of receipts or sales); (ii) any amount received or accrued, directly or indirectly, from any person or corporation if ownership of a 10% or greater interest in the stock, assets or net profits of such person or corporation is attributed to the Corporation; (iii) any amount received or accrued from property that the Corporation manages or operates or for which the Corporation furnishes services to the tenants, which would constitute unrelated trade or business income if received by certain tax-exempt entities, either itself or through another person who is not an "independent contractor" (as defined in the Code) from whom the Corporation does not derive or receive income; and (iv) any amount received or accrued from property with respect to which the Corporation furnishes (whether or not through an independent contractor) services not customarily rendered to tenants, other than a de minimis amount (defined in the Code as 1% of all amounts received or accrued with respect to the property) in properties of a similar class in the geographic market in which the property is located. The Corporation believes that any services furnished to tenants are not, and will not be, of a type that would cause any rents to fail to qualify as rents from real property, or, if so, that the amount of income derived from those activities will not jeopardize the Corporation's REIT status.

                  If the Corporation should fail to satisfy the foregoing income tests but otherwise satisfies the requirements for taxation as a REIT and if such failure is held to be due to reasonable cause and not willful neglect and if certain other requirements are met, then the Corporation would continue to qualify as a REIT but would be subject to a 100% tax on the excessive unqualified income reduced by an approximation of the expenses incurred in earning that income.

         (2) Less than 30% of the Corporation's gross income during any calendar year beginning prior to the 1998 calendar year can be derived from the sale or disposition of: (i) stock or securities held for less than one year; (ii) property held primarily for sale to customers in the ordinary course of business (other than foreclosure property); and (iii) real property (including interests in mortgages on each property) held for less than four years (other than foreclosure property and gains arising from involuntary conversions).

         (3) At the end of each calendar quarter, at least 75% of the value of the Corporation's total assets must consist of real estate assets (real property, interests in real property, interests in mortgages on real property, shares in qualified real estate investment trusts and stock or debt instruments attributable to the temporary investment of new capital), cash and cash items (including receivables) and government securities. With respect to securities that are not included in the 75% asset class, the Corporation may not at the end of any calendar quarter own either: (i) securities representing more than 10% of the outstanding voting securities of any one issuer; or (ii) securities of any one issuer having a value that is more than 5% of the value of the Corporation's total assets. The Corporation's share of income earned or assets held by a partnership in which the Corporation is a partner will be characterized by the Corporation in the same manner as they are characterized by the partnership for purposes of the assets and income requirements described in this paragraph (3) and in paragraphs (1) and (2) above.

         (4) The shares of the Corporation must be "transferable" and beneficial ownership of them must be held by 100 or more persons during at least 335 days of each taxable year (or a proportionate part of a short taxable year). More than 50% of the outstanding stock may not be owned, directly or indirectly, actually or constructively, by or for five or fewer "individuals" at any time during the last half of any taxable year. For the purpose of such determination, shares owned directly or indirectly by or for a corporation, partnership, estate or trust are considered as being owned proportionately by its shareholders, partners or beneficiaries; an individual is considered as owning shares directly or indirectly owned by or for members of his family; and the holder of an option to acquire shares is considered as owning such shares. In addition, because of the lessor-lessee relationship between the Corporation and LATC, no person may own, actually or constructively, 10% or more of the outstanding voting power or total number of shares of stock of the two companies. The bylaws of Operating Company and the Corporation preclude any transfer of shares which would cause the ownership of shares not to be in conformity with the above requirements. Each year the Corporation must demand written statements from the record holders of designated percentages of its shares disclosing the actual owners of the shares and must maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has thus received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand.

         (5) The Corporation must distribute to its shareholders dividends in an amount at least equal to the sum of 95% of its "real estate investment trust taxable income" before the deduction for dividends paid (i.e., taxable income less any net capital gain and less any net income from foreclosure property or from property held primarily for sale to customers, and subject to certain other adjustments provided in the Code); plus (i) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code; less
(ii) a portion of certain noncash items of the Corporation that are required to be included in income, such as the amounts includable in gross income under
Section 467 of the Code (relating to certain payments for use of property or services). The distribution requirement is reduced by the amount by which the sum of such noncash items exceeds 5% of real estate investment trust taxable income. Such undistributed amount remains subject to tax at the tax rate then otherwise applicable to corporate taxpayers. Each year, the Corporation has, or will be deemed to have, distributed at least 95% of its real estate investment trust taxable income as adjusted.

                  For this purpose, certain dividends paid by the Corporation after the close of the taxable year may be considered as having been paid during the taxable year. However, if the Corporation does not actually distribute each year at least the sum of: (i) 85% of its real estate investment trust taxable income; (ii) 95% of its capital gain net income; and (iii) any undistributed taxable income from prior periods, then the amount by which such sums exceed the actual distributions during the taxable year will be subject to a 4% excise tax.

                  If a determination (by a court or by the Internal Revenue Service) requires an adjustment to the Corporation's taxable income that results in a failure to meet the percentage distribution requirements (e.g., a determination that increases the amount of the Corporation's real estate investment trust taxable income), the Corporation may, by following the "deficiency dividend" procedure of the Code, cure the failure to meet the annual percentage distribution requirement by distributing a dividend within 90 days after the determination, even though this deficiency dividend is not distributed to the shareholders in the same taxable year as that in which income was earned. The Corporation will, however, be liable for interest based on the amount of the deficiency dividend.

         (6) The directors of the Corporation must have authority over the management of the Corporation, the conduct of its affairs and, with certain limitations, the management and disposition of the Corporation's property.

         (7) The Corporation must have the calendar year as its annual accounting period.

         (8) The Corporation must satisfy certain procedural requirements.

         Paired Shares

         Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) of the Code applied to the Corporation and the Operating Company, then the Corporation would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) of the Code does not apply to the Corporation and the Operating Company. By its terms, this "grandfathering" rule will continue to apply to the Corporation after the Merger. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise, and this interpretation, as well as the opinion of management regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. There can be no assurance that the IRS will not seek to deny the Corporation REIT status despite its grandfathered status. Recently, the staff of the Joint Committee on Taxation announced its plans to look at the structure of paired-share real estate investment trusts. Currently, there is no legislation proposed adversely affecting the "grandfathering provisions" for paired-shared REITs. There can be no assurance, however, that new legislation will not be proposed or that any proposed legislation will not modify the "grandfathering provisions." If for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Corporation, in which case the Corporation would not qualify as a REIT for any taxable year.

         Potential Reallocation of Income

         Due to the paired-share structure, the Corporation, the Operating Company, and their respective subsidiary entities will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Corporation and the Operating Company believe that all material transactions between them have been negotiated and structured with the intention of achieving an arm's-length result. It is believed that all material transactions between the Corporation and the Operating Company, and among them and/or their subsidiary entities, will be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on the Corporation or the Operating Company. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

         Effects of Compliance with REIT Requirements

         Operating income derived from health care related facilities or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of the Corporation's health care facilities have been leased to lessees, and the Corporation will continue to lease such facilities after the Mergers. Similarly, the Corporation has leased the Race track to the Operating Company, and the Corporation will continue to lease the Race track for so long as the Corporation owns the Race track. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed the 15% rent described above. The Corporation also may not provide services, other than customary services, except for a de minimis amount, to the lessee or their subtenants. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

         Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning REIT stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

                  In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit the Corporation's ability to acquire non-real estate assets.

         Federal Income Taxation of Operating Company; Non-Controlled
Subsidiaries

         As a "C" corporation under the Code, the Operating Company will be subject to U.S. federal income tax on its taxable income at corporate rates. Any income, net of taxes, will be available for retention in Operating Company's business or for distribution to shareholders as dividends. However, there is no tax provision that requires Operating Company to distribute any of its after-tax earnings and Operating Company does not expect to pay cash dividends in the foreseeable future. As non-REIT subsidiaries, the corporate subsidiaries of the Corporation that are not controlled by it will also be subject to federal income tax in the same manner as the Operating Company.

         State and Local Taxation

         The Companies and their stockholders may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property, or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, the Companies and their stockholders should consult their own tax advisers regarding the effect of state and local tax laws on the ownership of Paired Shares.

Federal Income Taxation of Holders of Paired Shares

         Separate Taxation

         Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then relative values.

         Taxation of Taxable U.S. Stockholders

         As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

         As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of earnings and profits, earnings and profits will be allocated first to any outstanding preferred stock of the Corporation and then allocated to its Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Common Stock has been held for more than 12 months but not more than 18 months or in the case of all taxpayers short-term capital gain if the Corporation Common Stock has been held for 12 months or less) assuming shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

         Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's the Operating Company's Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a holder's the Operating Company Common Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Company Common Stock has been held for more than 12 months but not more than 18 months or in the case of all taxpayers, short-term capital gain if the Operating Company Common Stock has been held for 12 months or less) assuming the shares are a capital asset in the hands of the stockholder.

         For taxable years beginning after December 31, 1997, the Corporation may elect to retain and pay income tax on net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such of its long-term capital gains as the Corporation may designate. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholders' basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains. If the Corporation so elects for a taxable year beginning before January 1, 1998, no such credit or increase in basis is available to the Corporation's stockholders even though the stockholders would still include in income as capital gain their proportionate share of long-term capital gain designated by the Corporation.

         Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

         The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains, including, for example, the extent, if any, to which capital gain dividends or undistributed capital gains from the Corporation will be taxed to individuals, trusts and estates at the new rates for mid-term capital gains and unrealized section 1250 recapture, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act. No change was made to the capital gains rate or holding period for corporations under the Relief Act.

         Taxation of Stockholders on the Disposition of Paired Shares

         In general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than 12 months, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than 12 months but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

         Information Reporting Requirements and Backup Withholding

         The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

         Taxation of Tax-Exempt Stockholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.



         Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Corporation and Operating Company including the possibility of U.S. income tax withholding on distributions.

                         DESCRIPTION OF DEBT SECURITIES

         The Prospectus Supplement will describe certain terms of any Debt Securities offered hereby, including (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Securities; (x) certain applicable United States Federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for Shares or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Companies; (xiv) the denominations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (xvi) whether such Debt Securities are to be issued pursuant to an indenture of trust; and (xvii) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

         The Debt Securities may be issued in one or more series under an Indenture to be executed by the Companies and a trustee (the "Trustee"), a form of which is included as an exhibit to the Registration Statement of which this Prospectus is a part (the "Indenture"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture (before any supplements) by reference to the Trust Indenture Act of 1939, as amended.

         The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the

Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

         General. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series.

         Conversion Rights. The terms, if any, on which Debt Securities of any series may be converted into Shares or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Corporation's status as a real estate investment trust, the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person obtains any ownership interest, directly or indirectly, in REIT Capital Stock which is not in conformity with the requirements of the Code pertaining to a real estate investment trust.

         The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in Shares on any class of shares of the Companies; (ii) subdivisions, combinations and reclassifications of Shares; (iii) the issuance to all or substantially all holders of Shares of rights or warrants entitling them to subscribe for or purchase Shares at a price per Share (or having a conversion price per Share) less than the then current market price; and (iv) distributions to all or substantially all holders of Shares or shares of any other class, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Companies, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Companies shall effect any capital reorganization or reclassification of their respective Shares or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Companies are the surviving entities) or shall sell or transfer substantially all its assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each Share into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each Share.

         A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provision for such an adjustment) might result in a constructive distribution to the Holders of Debt Securities of such series or holders of Shares that would be subject to taxation as a dividend. The Companies may, at their option, make such reductions in the conversion price, in addition to those set forth above, as the Boards of Directors of the

Companies deem advisable to avoid or diminish any income tax to holders of Shares resulting from any dividend or distribution of Shares (or rights to acquire Shares) or from any event treated as such for income tax purposes or for any other reason. The Boards of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

         Fractional Shares will not be issued upon conversion, but, in lieu thereof, the Companies will pay a cash adjustment based upon market price.

         The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Companies on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on Shares.

         Optional Redemption. The Debt Securities of any series that are convertible into Shares will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the Corporation's status as a REIT at the option of the Corporation on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in the accompanying Prospectus Supplement, the Corporation may exercise its redemption powers solely with respect to the securities of the security holder or holders which pose a threat to the Corporation's REIT status and only to the extent deemed necessary by the Corporation's Board of Directors to preserve such status. (See "Redemption" under "Description of Shares".)

         Dividends, Distributions and Acquisitions of Shares. The Indenture provides that the Companies will not (i) declare or pay any dividend or make any distribution on its Shares or to holders of its Shares (other than dividends or distributions payable in its Shares or other than as the Corporation determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its Shares or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.

         Additional Covenants. Any additional covenants of the Companies with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relative thereto.

         Modification of the Indenture. Under the Indenture, with certain exceptions, the rights and obligations of the Companies with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Companies and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities;
(iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

         Events of Default, Notice and Waiver. Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

         The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days; (ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant contained in the Indenture or the Debt Securities of such series which continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Companies or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Companies of such acceleration, or such Indebtedness having been discharged, and
(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to the Companies; and (vi) any other Event of Default provided with respect to the Debt Securities of that series.

         If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

         The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

         The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

         The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities of such series affected thereby.

         The Companies will be required to furnish to the Trustee annually a statement of certain officers of the Companies stating whether or not they know of any Default or Events of Default (as defined in the Indenture) and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

         Consolidation, Merger, Sale or Conveyance. The Indenture provides that the Companies may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other trust or corporation, provided that (i) either the Companies shall be the continuing entities, or the successor entities (if other than the Companies) shall be entities organized and existing under the laws of the United States or a state thereof or the District of Columbia (although the Companies may, in turn, be owned by a foreign entity) and such entities shall expressly assume by supplemental indenture all of the obligations of the Companies under the Debt Securities of any series and the Indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) the Companies shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture. The Indenture does not contain any provision requiring the Companies to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Companies, even though the Companies' creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.

         Global Securities. The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

         The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement. The Companies anticipate that the following provisions will apply to all depository arrangements.

         Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Companies, the Trustee and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

         Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of the Companies, the Trustee or any Paying Agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Companies expect that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Companies also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

         If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Companies within 90 days, the Companies will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Companies may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

         The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

         Governing Law. The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.


                       DESCRIPTION OF SECURITIES WARRANTS

         The Companies may issue Securities Warrants for the purchase of Debt Securities or Shares. Securities Warrants may be issued independently or together with Debt Securities or Shares offered by any Prospectus Supplement and may be attached to or separate from such

Debt Securities or Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Companies and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant agent will act solely as an agent of the Companies in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificates or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Security Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants.

         If Debt Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants, (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately, (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise, (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) any special United States Federal income tax consequences, (ix) the terms, if any, on which the Companies may accelerate the Expiration Date and (x) any other terms of such Securities Warrants.

         In the case of Share Warrants, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the aggregate number of Shares purchasable upon exercise of such Securities Warrants and the exercise price,
(iii) the designation and terms of the Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Security, (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities or Shares will be transferable separately, (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date, (vi) any special United States Federal income tax consequences and (vii) any other terms of such Securities Warrants.

         Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Securities Warrants, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Share Warrants, holders of such Securities Warrants will not have any rights of holders of such Shares, including the right to receive payments of dividends, if any, on such Shares, or to exercise any applicable right to vote.

         Certain Risk Considerations. Any Securities Warrants issued by the Companies will involve a certain degree of risk, including risks arising from the fluctuations in the price of the underlying securities and general risks applicable to the stock market (or markets) on which the underlying securities are traded.

         Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase as the price, or, if applicable, dividend rate on the underlying securities increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out of the money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

         In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants,
(ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading prices of the underlying securities and should be carefully considered prior to making any investment decisions.

         Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Companies may, but are not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Companies and as such will be subject to any changes in the perceived creditworthiness of the Companies.

         Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Companies), unexercised Securities Warrants will become void.

         Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five Business Days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Companies will, as soon as practicable, issue and deliver the Debt Securities or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

         Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder, to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interest of the holders of the Securities Warrants.

         Share Warrant Adjustments. Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of and the number of Shares covered by a Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in Shares and Share splits, combinations or reclassification of Shares, (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase Shares at less than their current market price (as defined in the Securities Warrant Agreement for such series of Share Warrants) and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash, dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares or of subscription rights and warrants excluding those referred to above).

         No adjustments in the exercise price of and the number of Shares covered by a Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of and the number of Shares covered by a Share Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

         In the event of any (i) consolidation or merger of the Companies with or into any entities (other than consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Companies or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value), then any holder of a Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Share Warrant the kind and amount of Shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Share Warrant following any such event consists of common stock (or its equivalent) of the surviving entity, then from and after the occurrence of such event, the exercise price of such Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Shares.


                              PLAN OF DISTRIBUTION

         The Companies may sell the Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; (ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Companies involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Companies from such sale will also be set forth in the Prospectus Supplement.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

         In connection with the sale of Securities, underwriters or agents acting on the Companies' behalf may receive compensation from the Companies or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriter, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter will be identified and any such compensation will be described in the Prospectus Supplement.

         Agents and underwriters may be entitled under agreements entered into with the Companies to indemnification by the Companies against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Companies in the ordinary course of business.


                                  LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Companies by Nutter, McClennen & Fish, LLP. In addition, Nutter, McClennen & Fish, LLP will pass upon certain Federal income tax matters relating to the Companies. The name of any legal counsel that passes on the validity of the Securities offered hereby for any underwriter or agent will be set forth in the applicable Prospectus Supplement.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Michael J. Bohnen, a partner in the law firm Nutter, McClennen & Fish, LLP, currently serves as Secretary of Operating Company. Nutter, McClennen & Fish, LLP, serves as counsel to the Registrants, and has rendered a legal opinion with respect to the validity of the Shares being offered pursuant to this Registration Statement.

                                     EXPERTS

         The consolidated financial statements of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (together, "The Santa Anita Companies"), at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of The Santa Anita Companies, as amended by amendments on Form 10-K/A (the "Santa Anita Form 10-K") have been audited by Ernst & Young LLP, independent accountants, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements of Anita Associates at December 31, 1996, and the consolidated financial statements of H-T Associates at December 31, 1996, both incorporated by reference in this Registration Statement by reference to the Santa Anita Form 10-K, have been audited by KPMG Peat Marwick LLP, independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. The report of KPMG Peat Marwick LLP on H-T Associates, dated February 10, 1997, contains an explanatory paragraph that states that the partnership's primary subsidiary is in technical default on its notes payable at December 31, 1996. As such, those notes may be callable at the lender's discretion. This technical default raises substantial doubt about the Partnership's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See the financial statements of H-T Associates incorporated by reference into the Santa Anita Form 10-K. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

         The consolidated financial statements and the related financial statement schedules incorporated in this Registration Statement by reference from Meditrust's Current Report on Form 8-K dated January 31, 1997 and Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

==========================================================

No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those herein, in connection with this offering and, if given or made, such information or representations must not be relied upon as having been authorized by the Companies or any other person. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any of the Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information in the Prospectus is correct as of any time subsequent to its date.


                       --------------


                      TABLE OF CONTENTS
                                                      Page
                                                      ----

Available Information.................................  3
Incorporation of Certain Documents by Reference.......  4
The Meditrust Companies...............................  6
Ratio of Earnings to Fixed Charges....................  9
Use of Proceeds.......................................  9
Description of Capital Stock..........................  9
Description of Paired Common Stock.................... 10
Federal Income Tax Considerations..................... 15
Description of Debt Securities........................ 27
Description of Securities Warrants.................... 33
Plan of Distribution.................................. 37
Legal Matters......................................... 38
Interests of Named Experts and Counsel................ 38
Experts............................................... 39


============================================================








                    MEDITRUST CORPORATION
                 MEDITRUST OPERATING COMPANY



                         PROSPECTUS






                      November __, 1997











============================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.*

         Registration fee......................... $606,060
         New York Stock Exchange fee..............   25,000
         Printing fees and expenses...............  100,000
         Accounting fees and expenses.............   25,000
         Blue sky fees and expenses
           (including legal fees).................   15,000
         Trustee fees.............................   25,000
         Miscellaneous............................    3,940

         Total.................................... $800,000

* Fees and expenses are estimated with the exception of the registration fee.

Item 15. Indemnification of Directors and Officers.

         As permitted by Section 102 of the General Corporation Law of Delaware (the "GCL"), both the REIT Charter and the Operating Company Charter eliminate personal liability of its respective directors to such company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) any breach of the duty of loyalty to such company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) liability under
Section 174 of the GCL relating to certain unlawful dividends and stock repurchases; or (iv) any transaction from which the director derived an improper personal benefit.

         As permitted by Section 145 of the GCL, both the REIT's By-laws and the Operating Company's By-laws provide for indemnification of directors and officers (and permit the respective Boards of Directors to provide for indemnification of employees and agents) of such Registrant against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and other amounts paid in settlement) actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which any such person was or is a party or is threatened to be made a party, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of such Registrant and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of a

Registrant, such a person may be indemnified only for expenses (including attorneys fees) and may not be indemnified in respect of any claim, issue or matter as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the respective Registrant, unless and only to the extent the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to indemnity for such expenses as such court may deem proper. In each case, indemnification of an officer or director shall be made only upon specific authorization of a majority of disinterested directors, by written opinion of independent legal counsel or by the stockholders, unless the officer, or director has been successful on the merits or otherwise in defense of any such action or suit, in which case he shall be indemnified without such authorization. Both the REIT's By-laws and the Operating Company's By-laws require such Registrant to pay the expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt by such Registrant of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification and permit such Registrant to advance such expenses to other employees and agents of such Registrant upon such terms and conditions as are specified by the respective Registrant's Board of Directors. The advancement of expenses, as well as indemnification, pursuant to each Registrant's Bylaws is not exclusive of any other rights which those seeking indemnification or advancement of expenses from such Registrant may have.

         Individual indemnification agreements (the "Indemnification Agreements") have been entered into by each of the REIT and the Operating Company with certain of its respective directors and officers. The Indemnification Agreements provide for indemnification to the fullest extent permitted by law and provide contractual assurance to directors and officers that indemnity and advancement of expenses will be available to them regardless of any amendment or revocation of such Registrant's Bylaws.

         Both the REIT's By-laws and the Operating Company's By-laws permit such Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of such Registrant against liability asserted against him or her in any such capacity, whether or not such Registrant would have the power to indemnify him against such liability under the provisions of the Bylaws. Both the REIT and the Operating Company maintain liability insurance providing officers and directors with coverage with respect to certain liabilities.

Item 16.  Exhibits

         The following is a list of exhibits filed as part of this Registration Statement (numbering corresponds to numbering in Item 601 of Regulation S-K).

Exhibit   Description
 No.      -----------
-------

  1.1     Form of Underwriting Agreement*

  3.1 Certificate of Merger merging Meditrust with and into Santa Anita Realty Enterprises, Inc. filed with the Secretary of State of Delaware on November 5, 1997.

  3.2 Certificate of Amendment of Certificate of Incorporation of Meditrust Corporation filed with the Secretary of State of Delaware on November 5, 1997.

  3.3 Certificate of Merger merging Meditrust Acquisition Company with and into Santa Anita Operating Company filed with the Secretary of State of Delaware on November 5, 1997.

  3.4 Certificate of Amendment of Certificate of Incorporation of Meditrust Operating Company filed with the Secretary of State of Delaware on November 5, 1997.

  4.1 Pairing Agreement by and between Meditrust Corporation (formerly known as Santa Anita Realty Enterprises, Inc.) and Meditrust Operating Company (formerly known as Santa Anita Operating Company), dated as of December 20, 1979 (incorporated by reference to Exhibit 5 to Joint Registration Statement on Form 8-A of Santa Anita Operating Company filed February 5, 1980).

  4.2 First Amendment to Pairing Agreement, by and between Meditrust Corporation and Meditrust Operating Company, dated November 6, 1997 (incorporated by reference to Exhibit 4.4 to Joint Registration Statement on Form S-8 of Meditrust Corporation and Meditrust Operating Company filed November 7, 1997).

  4.3 Rights Agreement, dated June 15, 1989, among Meditrust Corporation (formerly known as Santa Anita Realty Enterprises, Inc.), Meditrust Operating Company (formerly known as Santa Anita Operating Company), and Boston EquiServe, as Rights Agent (incorporated by reference to Exhibit 2.1 to Joint Registration Statement on Form 8-A of Santa Anita Realty Enterprises, Inc., filed June 19, 1989).

  4.4 Appointment of Boston EquiServe as Rights Agreement, dated October 24, 1997 (incorporated by reference to Exhibit 4.6 to Joint Registration Statement on Form S-8 of Meditrust Corporation and Meditrust Operating Company, filed November 7, 1997).

  4.5     Form of Indenture

  4.6     Form of Convertible Debenture*

  4.7     Form of Debt Security*

  4.8     Form of Securities Warrant Agreement*

  5       Opinion letter of Nutter, McClennen & Fish, LLP

  8       Opinion letter of Nutter, McClennen & Fish, LLP regarding tax matters

  12      Computation of Ratios of Earnings to Fixed Charges

  23.1    Consents of Nutter, McClennen & Fish, LLP (included in Exhibits 5 and 8)

  23.2    Consent of Coopers & Lybrand L.L.P.

  23.3    Consent of Ernst & Young LLP

  23.4    Consent of KPMG Peat Marwick LLP

  23.5    Consent of KPMG Peat Marwick LLP

  24.1    Power of Attorney (Meditrust Corporation)

  24.2    Power of Attorney (Meditrust Operating Company)

  25      Form T-1, Statement of Eligibility and Qualification

* To be filed by amendment or incorporated by reference if necessary in connection with the offering of the Securities.

Item 17. Undertakings.

     (a) The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                        MEDITRUST CORPORATION SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Meditrust Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts, as of November 12, 1997.

                                    MEDITRUST CORPORATION



                                    By:  /s/ David F. Benson
                                       ---------------------------------------
                                       Name:  David F. Benson
                                       Title: Director, President and Treasurer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints David F. Benson and Michael S. Benjamin his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Joint Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Joint Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                        Title                        Date


/s/ Abraham D. Gosman            Chairman of the Board        November 12, 1997
------------------------------
Abraham D. Gosman

/s/ David F. Benson               Director, President
------------------------------    and Treasurer (Principal
David F. Benson                   Executive Officer)          November 12, 1997


/s/ Laurie T. Gerber              Chief Financial Officer
-------------------------------   (Principal Financial and
Laurie T. Gerber                  Accounting Officer)         November 12, 1997


/s/ Donald J. Amaral              Director                    November 12, 1997
-------------------------------
Donald J. Amaral


/s/ William C. Baker              Director                    November 12, 1997
-------------------------------
William C. Baker


/s/ Edward W. Brooke              Director                    November 12, 1997
-------------------------------
Edward W. Brooke


/s/ C. Gerald Goldsmith           Director                    November 12, 1997
-------------------------------
C. Gerald Goldsmith


/s/ J. Terrence Lanni             Director                    November 12, 1997
-------------------------------
J. Terrence Lanni


/s/ Phillip L. Lowe               Director                    November 12, 1997
-------------------------------
Phillip L. Lowe


/s/ Thomas J. Magovern            Director                    November 12, 1997
-------------------------------
Thomas J. Magovern


--------------------------------  Director
Gerald Tsai, Jr.

                     MEDITRUST OPERATING COMPANY SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Meditrust Operating Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Joint Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Needham, Commonwealth of Massachusetts as of November 12, 1997.

                                   MEDITRUST OPERATING COMPANY



                                   By:    /s/ Abraham D. Gosman
                                      ----------------------------------------
                                   Name:  Abraham D. Gosman
                                   Title: Chairman of the Board,
                                          Chief Executive Officer and Treasurer


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Michael J. Bohnen and Paul R. Eklund his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Joint Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Joint Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title

/s/ Abraham D. Gosman             Chairman of the Board,
----------------------------      Chief Executive Officer
Abraham D. Gosman                 and Treasurer (Principal
                                  Executive, Financial
                                  and Accounting Officer)     November 12, 1997

/s/ Donald J. Amaral                    Director               November 12, 1997
-----------------------------------
Donald J. Amaral


/s/ David F. Benson                     Director               November 12, 1997
-----------------------------------
David F. Benson


/s/ Edward W. Brooke                    Director               November 12, 1997
-----------------------------------
Edward W. Brooke


/s/ James P. Conn                       Director               November 12, 1997
-----------------------------------
James P. Conn


/s/ John C. Cushman                     Director               November 12, 1997
-----------------------------------
John C. Cushman


/s/ C. Gerald Goldsmith                 Director               November 12, 1997
-----------------------------------
C. Gerald Goldsmith


/s/ Phillip L. Lowe                     Director               November 12, 1997
-----------------------------------
Phillip L. Lowe


/s/ Thomas J. Magovern                  Director               November 12, 1997
-----------------------------------
Thomas J. Magovern


------------------------------------    Director
Gerald Tsai, Jr.